Exhibit 11.1

Thera technologies CODE OF BUSINESS CONDUCT & ETHICS Driving Innovation through Integrity

1. Message from the President and Chief Executive Officer 2. Purpose of the Code and its Use 2.1 Introduction 2.2 Responsibilities of Managers and Directors; Compliance Officer 2.3 Certification 2.4 Review of Code 3. Healthcare Compliance Principles 3.1 Healthcare Compliance 3.2 U.S. Pharmaceutical Industry Laws, Regulations, and Guidance 3.3 Guiding Principles 4. Compliance with Laws 4.1 Pharmaceutical Industry Laws, Regulations, and Guidance 1. Fair Competition 2. Drug Laws 3. U.S. Anti-Kickback Act, Bribery 4. U.S. Foreign Corrupt Practices Act 5. U.S. False Claims Act 6. Ineligible Persons 7. Regulatory and Industry Guidance 4.2 Employment Policies 4.3 Political Process 5. Integrity 5.1 Conflicts of Interest 5.2 Corporate Opportunities 5.3 Fair Dealing 5.4 Proper Use of Company Assets 5.5 Confidential Information 5.6 Delegation of Authority 6. Special Ethics Guidelines for Employees with Financial Reporting Responsibilities 7. Waivers and Approvals 8. Reporting and Investigation Process 8.1 Reporting 8.2 Contact Information (See Exhibit A) 8.3 Investigation Process 8.4 Disciplinary Action 8.5 Confidentiality 8.6 Protection against Retaliation Exhibit A — Contact Information for Reporting Compliance Questions or Concerns Exhibit B — Code of Business Conduct & Ethics
Annual Disclosure Statement Exhibit C — Code of Business Conduct & Ethics Annual Certification

Code of Business Conduct and Ethics

1.	Message from the President and Chief Executive Officer

At Theratechnologies, we are passionate about innovation and we aim at developing and commercializing cutting-edge treatments addressing unmet medical needs which give new options to healthcare practitioners and hope to patients. We recognize that you, our exceptional team of dedicated professionals, are our most valuable asset. Working together as a dedicated team comprised of skilled people with integrity, Theratechnologies and its employees will earn and maintain the trust of customers, patients, physicians, suppliers, investors, regulators, and fellow employees.

We are relentless in pursuit of our mission to develop and commercialize cutting-edge treatments addressing unmet medical needs which give new options for health care practitioners and hope to patients. From our inception in 1993, we have been passionate about bringing our vision to reality -- to be a biopharmaceutical company which successfully brings to market exceptional innovations.

This Code of Business Conduct and Ethics (this “Code”), as the center piece of our compliance program, is intended to guide us with greater precision as we continue to pursue our vision and accomplish our mission on behalf of patients.

Accordingly, all employees, officers and directors have a responsibility to understand and follow this Code. I ask that you take the time to read and understand this Code. Each of us must own compliance, both individually and as a team. At Theratechnologies, compliance is about Driving Innovation Through Integrity.

Our continued success depends upon our continued passionate commitment to serve patients and their families. Thank you for your continued support, cooperation and commitment to compliance, innovation and integrity.

Sincerely,

Paul Lévesque

President & Chief Executive Officer

Theratechnologies Inc.

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2.	Purpose of the Code and its Use

2.1. Introduction

This Code applies to all directors, officers, and employees of Theratechnologies Inc. and to those of its subsidiaries (collectively, the “Company” or “Theratechnologies”). Theratechnologies strives to uphold the highest legal and ethical principles and standards and has adopted this Code to promote, among other things:

●	compliance with applicable governmental laws, rules, and regulations;

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	the prompt internal reporting of any suspected violations of this Code to appropriate persons or through the Company’s Compliance Hotline/Helpline;

●	complete cooperation in the investigation of reported violations and the provision of truthful, complete and accurate information; and

●	accountability for adherence to this Code.

Each director, officer, and employee of Theratechnologies is responsible for understanding and following this Code. Theratechnologies provides periodic training on the contents and importance of this Code and related policies as well as the manner in which violations must be reported and waivers or approvals must be requested. The laws and suspected regulations addressed in this Code can be complex and are subject to change. This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. If you are unsure of how to conduct yourself in a particular situation, you should immediately discuss it with your manager, Human Resources, the Director, U.S. Compliance, the Company’s General Counsel, or anonymously, through the Compliance Hotline/Helpline (See Section 8.2 “Contact Information”).

2.2. Responsibilities of Managers and Directors; Director, U.S. Compliance

All officers and managerial employees of Theratechnologies are responsible for the enforcement of, and compliance with, this Code, including distribution of copies of this Code to ensure employees’ knowledge of and familiarity with this Code. Officers and managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance.

The Board of Directors is responsible for overseeing the implementation of this Code. The Board of Directors has designated Theratechnologies’ General Counsel to be the responsible

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officer with respect to the administration and enforcement of, and the Company’s compliance with, this Code, including the initial investigation and management of reports of suspected violations of this Code, unless otherwise described in Section 8. “Reporting and Investigation Process” of this Code.

2.3. Certification

After initial hire (or, in the case of directors, appointment or election) or first receipt of this Code, all employees, officers and directors must annually sign and return the Theratechnologies Code of Business Conduct and Ethics Disclosure Statement (Exhibit B) verifying that he or she has read, understands, and will comply with this Code at all times.

The Theratechnologies Code of Business Conduct and Ethics annual certification (Exhibit C) must be signed and returned each year.

2.4. Review of Code

The Board of Directors shall review and evaluate this Code on a regular and periodic basis or as recommended by the General Counsel in consultation with the Compliance Committee to ensure that this Code is up to date and appropriately reflects Theratechnologies’ commitment to conduct its business and affairs with integrity and mutual respect and in accordance with the highest ethical and legal standards.

3. Healthcare Compliance Principles

3.1. Healthcare Compliance

Healthcare in Canada, the United States and other jurisdictions in which Theratechnologies conducts business is highly regulated. Laws and regulations governing drug development, approval, labeling, promotion, and pricing exist to safeguard patient safety and privacy, optimize patient healthcare outcomes, and protect government programs and third-party insurers that purchase or pay for prescription drugs.

Theratechnologies is committed to performing and conducting its business with integrity as demonstrated by compliance with Canadian and U.S. federal, state, and other applicable laws, regulations, and guidance, including the Pharmaceutical Laws, Regulations, and Guidance discussed in this Code. However, compliance is not just about rules and laws. Compliance encourages ethical behavior, fosters the right values, and instills a culture of integrity. Compliance empowers Theratechnologies to operate within the laws, rules, and policies that regulate the pharmaceutical industry. Operating in compliance with these laws, rules, and policies protects Theratechnologies, employees, third parties, shareholders, patients, and the products that Theratechnologies offers to its customers. Preventing, identifying, and

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correcting non-compliant conduct is fundamental to Theratechnologies.

3.2. Pharmaceutical Industry Laws, Regulations, and Guidance

The Pharmaceutical Laws, Regulations, and Guidance discussed in Section 4.1 set out key principles on which industry compliance programs are based. These principles are fundamental to the compliance and ethics programs of pharmaceutical companies operating in Canada, the United States and other jurisdictions, including Theratechnologies. They are embodied in this Code and in Theratechnologies’ related policy documents.

3.3. Guiding Principles

Principle 1: Value the integrity of the healthcare system by, in part, respecting the judgment and experience of individual physicians. Anti-bribery, anti-kickback and related laws and regulations have been enacted throughout the world to preserve the independence of medical decision-making and to prevent even the appearance of improper influence within the healthcare system. These laws govern a broad range of activities including how we interact with healthcare providers and market access organizations as well as government payers. Our patients expect that the decisions made by healthcare professionals regarding their medical treatment, in addition to the healthcare system they depend on, will be free from improper influence from Theratechnologies personnel.

Principle 2: Do not pay people to prescribe or recommend Theratechnologies products. We do not offer remuneration (cash or anything of value) to improperly induce or reward the purchase, prescription, or recommendation of Theratechnologies products. Buying business is a violation of any Theratechnologies policy, this Code, and the health laws of Canada, the United States and other jurisdictions.

Principle 3: Promote Theratechnologies products consistent with their approved product labeling, to an appropriate audience, and in an accurate and balanced manner. The laws of Canada, the United States and other jurisdictions require that we promote our products in a manner that is accurate, balanced and consistent with the approved product labeling. To help ensure that Theratechnologies meets this obligation, employees and third parties may use promotional materials only if the materials have been approved by Theratechnologies for product promotion, discussions, and presentations.

Principle 4: Respect people’s privacy. Canada, Europe, the United States and many other countries have implemented, or are planning to implement, privacy and/or data protection laws that set requirements for the appropriate handling of personal data. There is a robust data protection framework in place in Europe (the General Data Protection Regulation 2018) and similar data protection framework are being enacted and studied in various other jurisdictions. Compliance with privacy laws is an essential business practice. This includes

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protecting the privacy of healthcare professionals and patients. Accordingly, Theratechnologies will comply with all applicable privacy laws, as required.

Principle 5: Maintain Theratechnologies’ entrepreneurial spirit, commitment to quality and integrity, and shared accountability for business performance through collaboration, open communication, and ethical decision-making. Theratechnologies empowers its employees with the tools and training they need to maintain compliant, entrepreneurial business development. Every Theratechnologies employee shares both the responsibility and personal accountability to conduct business operations in an ethical manner to uphold the principles set out in this Code. Compliance with the laws and regulations governing Theratechnologies business operations requires collaboration and communication within and between business departments. This ensures that compliance requirements necessitating multi-departmental participation are adhered to faithfully (for example, verifying that the requisite spend data is identified, captured and reported as required by physician payment transparency laws).

4. Compliance with Laws

Laws and regulations affect virtually every functional area of Theratechnologies’ business. These laws and regulations can be complex and difficult to interpret and can have both criminal and civil consequences for directors, officers, and employees and the Company. As a result, it is imperative that you be vigilant in observing these laws and regulations and contact the Legal Department, or your manager, with any questions.

Not every director, officer, and employee is expected to be an expert in Canadian, U.S. federal, state and other applicable laws and regulations, but all directors, officers, and employees should understand and be guided by the principles behind these laws and regulations. The standards and resources of Theratechnologies’ compliance and ethics program are intended to advance these principles and to provide employees, officers and directors with support in performing their job responsibilities.

This Code does not and cannot cover every possible arrangement or activity governed by the laws, regulations and ethical standards applicable to Theratechnologies and the pharmaceutical industry. Rather, it summarizes certain laws and principles of ethical business conduct. If you are in doubt about how to handle a situation or have a specific business conduct question, you should contact the Legal Department or your manager.

4.1. Pharmaceutical Industry Laws, Regulations, and Guidance

Theratechnologies requires all employees to comply with applicable laws and regulations governing the pharmaceutical industry and to comply with Theratechnologies’ own policies and procedures at all times. Failure to follow applicable laws can lead to severe penalties and

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sanctions against responsible employees of the Company, including criminal prosecutions, large fines, ineligibility to receive reimbursement from government payors, and the exclusion of individuals from participation in government programs. Breaches may also lead to personal liability for prosecution, fines and potentially even imprisonment. Breaches of law or Theratechnologies’ own policies and procedures may also lead to severe disciplinary action, up to and including termination of employment.

4.1.1. Fair Competition

Antitrust laws and laws prohibiting anti-competitive activity are designed to protect competition in Canada, the United States, Europe and other jurisdictions, and are implicated in many of the activities in which Theratechnologies engages. Generally speaking, the following types of topics, and any others that may limit competition, should never be discussed with a competitor (including a potential or prospective competitor):

●	prices, pricing policy, discounts or rebates (including competitive bidding practices);
●	costs, profits, or profit margins;
●	terms or conditions of sale, including credit terms and return policies;
●	division of markets, market territories, customers or sales territories;
●	market share of any products;
●	marketing, advertising or promotional plans;
●	controlling, preventing or reducing the supply of any product;
●	pricing or promotional practices of wholesalers, dealers, distributors or customers;
●	classifying, rejecting, terminating or allocating customers; or
●	any other non-public and/or competitively sensitive information about Theratechnologies or a competitor.

Each Theratechnologies director, officer, and employee is responsible for making sure that his or her actions on behalf of the Company do not in any way violate or appear to violate antitrust and anti-competitive laws or regulations. When in doubt, reach out! Seek assistance from the Legal Department or your manager.

4.1.2. Drug Laws

Theratechnologies is committed to complying fully with all applicable laws and regulations governing the development, commercialization, promotion and sale of pharmaceutical products, including, but not limited to, the following applicable U.S. federal laws: the Food Drug and Cosmetic Act, the Prescription Drug Marketing Act, the Prescription Drug Sample Transparency provisions of Section 6004 of the Affordable Care Act, and similar laws and regulations implemented by regulatory authorities in Canada and outside the United States where Theratechnologies does business. Compliance extends to all Company activities

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regarding our development and commercialization of products and product candidates, including research, development, manufacturing, marketing, sales and distribution. Company policies and procedures, with which all employees, officers and directors must comply, are designed to foster such compliance.

In particular, Theratechnologies must comply with the U.S. Food Drug and Cosmetic Act (“FDCA”) and all rules and regulations issued by and/or enforced and administered by the U.S. Food and Drug Administration (“FDA”) and similar requirements set by analogous regulatory authorities in Canada, Europe and outside the United States where Theratechnologies does business. U.S. FDA regulations govern nearly every aspect of our industry in the U.S., from the very start of research efforts and continuing through virtually every aspect of our business in the U.S., including labeling and advertising of Theratechnologies products. The Company expends significant time and resources to effect compliance with all U.S. FDA requirements, and all materials used to promote Theratechnologies products, such as advertisements, brochures, and detail aids, must be consistent with the approved labeling as described in applicable U.S. FDA guidance. Employees, officers and directors must ensure that their actions facilitate and do not conflict with these efforts.

4.1.3. Anti-kickback, Bribery

General. In Canada, the United States and in many other countries it is illegal and/or contrary to applicable ethical codes to provide, offer, solicit, or accept a kickback or bribe. The U.S. federal Anti-Kickback Statute specifically prohibits anyone from offering, paying, soliciting, or receiving anything of value (such as a kickback or bribe) in return for referring an individual for an item or service reimbursed under a federal health care program. A kickback or bribe may be defined as any money, fee, commission, credit, gift, gratuity, loan, reward, advantage, benefit, thing of value or compensation of any kind that is provided, directly or indirectly, and that has as one of its purposes, the improper obtaining or rewarding of favorable treatment in a business transaction. Theratechnologies’ policy strictly prohibits all kickbacks and bribes.

Bribery, anti-kickback or similar laws are also applicable when a Theratechnologies director, officer, or employee receives or is offered payments, gifts or gratuities that might unduly influence Theratechnologies’ business judgment or practices. Accordingly, employees, officers and directors must review Section 5.1 “Conflicts of Interest” of this Code and, if offered payments, gifts or other gratuities that might unduly influence the conduct of Theratechnologies’ business, should seek guidance from the Legal Department or his/her manager.

Healthcare Providers. Anti-kickback laws implicate interactions with healthcare providers and provide that anyone who knowingly and willfully offers remuneration or reward in any form to induce healthcare providers to use or recommend a product that is reimbursed by government is guilty of a felony. Anti-kickback laws apply to both the party offering the

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remuneration or reward and the third party who receives it. Accordingly, there are strict limitations on when and how Theratechnologies may offer gifts or rewards to physicians or any other health care providers or health care entities, such as pharmacies, managed care entities or others who are in a position to influence which drugs are used or to otherwise refer an individual for a health care item or service. All employees, officers and directors must be familiar with, and must comply with this Code as well as Theratechnologies’ policies on Healthcare Interactions and Fee for Service Arrangements, which are incorporated by reference into this Code. No payments, gifts or anything else of value may be offered to healthcare professionals, except as permitted by applicable law and in accordance with Theratechnologies’ written policies. Payments for services performed by healthcare professionals can be made only pursuant to a signed, written agreement in a form approved by the Legal Department. Given the complexity of the applicable legal framework, you should closely review any payments you might consider with your manager and seek approval from the Legal Department, as required.

4.1.4. U.S. Foreign Corrupt Practices Act

Many countries, including Canada, the United Kingdom and the United States, have specific laws on conducting business with foreign government officials. Under the United States Foreign Corrupt Practices Act (the “FCPA”), for example, a company is prohibited from directly or indirectly offering, promising to pay, or authorizing the payment of money or anything of value to a foreign official in order to influence official acts or decisions of that person or entity, to obtain or retain business or to secure any improper advantage. This is particularly relevant because physicians in many foreign countries are government employees. You must consult the Legal Department before making any payment thought to be exempt from the FCPA. The Company’s policy regarding compliance with the FCPA and similar foreign laws is addressed in the policy on Healthcare Interactions and is incorporated by reference into this Code.

4.1.5. False Claims Act

U.S. Federal and state laws prohibit the submission of false or fraudulent claims for reimbursement to the United States government. These laws also prohibit the provision of false information to customers that cause the submission of false claims to the federal health care programs. Theratechnologies is committed to conducting its business in compliance with the U.S. federal False Claims Act and any analogous state laws and requires that all information provided to any government agency be true and complete to our best knowledge in all materials respects.

4.1.6. Ineligible Persons

Theratechnologies does not hire Ineligible Persons—individuals who are excluded, suspended, debarred or otherwise ineligible to participate in U.S. federal healthcare programs

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or in federal procurement or non-procurement programs; or who have been convicted of a criminal offense related to federal healthcare programs. Theratechnologies may not bill U.S. federal health care programs (e.g., Medicare, Medicaid or Tri-Care) for items or services furnished, ordered, or prescribed by an Ineligible Person.

4.1.7. Regulatory and Industry Guidance

U.S. OIG Compliance Guidance. The Office of Inspector General (“OIG”) for the United States Department of Health and Human Services is responsible for maintaining the integrity of United States federal healthcare programs, including Medicare and Medicaid. OIG has issued Compliance Program Guidance for pharmaceutical manufacturers that focuses on establishing and maintaining an effective compliance program, the integrity of pricing information provided to the government to establish payment amounts, and industry relationships with healthcare professionals, particularly related to practices that have the potential to corrupt physician judgment, and compliance with the laws regulating drug samples. Theratechnologies is committed to conducting its business in compliance with OIG’s Compliance Program Guidance for Pharmaceutical Manufacturers.

The PhRMA Code. The Pharmaceutical Research and Manufacturers of America (“PhRMA”) is an industry organization comprised of research-based pharmaceutical companies in the United States that has issued the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”). This voluntary code for member companies focuses on interactions between pharmaceutical companies and healthcare professionals. The PhRMA Code provides guidance on marketing medicines to healthcare professionals and developing relationships focused on informing the healthcare professionals about products, providing scientific and education information, and supporting medical research and education. Theratechnologies adheres to the principles within the PhRMA Code. The principles within the PhRMA Code reflect our intention that our interactions with healthcare professionals are to benefit patients and to enhance the practice of medicine.

4.2. Employment Policies

Theratechnologies is an equal opportunity employer. The Company supports and complies with all applicable laws regarding nondiscrimination in employment and does not discriminate on the basis of race, religion, color, national origin, ancestry, sex, marital status, sexual orientation, age or disability. Additionally, Theratechnologies is committed to providing a workplace free of harassment, including but not limited to sexual harassment. The Company’s policy prohibiting harassment is incorporated by reference into this Code.

4.3. Political Process

Election laws regulate contributions by Theratechnologies to political candidates. Any

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contribution of Company assets or services for political purposes must be reviewed by the Legal Department.

Theratechnologies’ policy is to comply with all applicable laws and regulations relating to lobbying or attempting to influence government officials. Lobbying activities can include communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation, communicating with certain government officials for the purpose of influencing government action or engaging in research or other activities to support or prepare for such communications. No Theratechnologies director, officer, or employee may engage in any lobbying activity relating to Theratechnologies without prior approval of the Legal Department and without being duly registered, where required.

5.	Integrity

5.1. Conflicts of Interest

You must ensure that any financial, business, or other activities in which you are involved outside the workplace are free of conflicts (or apparent conflicts) with your responsibilities to the Company. A conflict of interest may occur when your private interest in any way interferes – or even appears to interfere – with the interests of the Company. A conflict situation can arise when a person has interests that may impair the objective performance of his or her duties to the Company. Conflicts of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company’s best interests. The following is a non - exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

●	any Company loan to any director, officer, or employee, or Company guarantee of any personal obligation;
●	employment by or acting independently as a consultant to a Company competitor, customer, supplier, business partner or collaborator;
●	directing Company business to any entity in which a director, officer, or employee or close family member has a substantial interest;
●	owning, or owning a substantial interest in, any competitor, customer, supplier, business partner or collaborator of the Company;
●	using Company assets, intellectual property, or other resources for personal gain; and
●	accepting anything of more than nominal value – such as gifts, discounts, or compensation – from an individual or entity that does or seeks to do business with the Company.

Officers must disclose any actual or apparent conflict situation to the Legal Department whereas directors must disclose such conflict to both the Legal Department and to the Board.

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Employees who are not officers must disclose all such situations of which they are aware to an appropriate manager or department head, or to the Legal Department. All managers and department heads who receive such disclosure must forward them promptly to the Legal Department.

Directors of the Company who are not employees of the Company must be sensitive to situations in which they may have business or financial interests in corporations or other business entities that, from time to time, have business dealings with the Company or that may compete with the Company. While these relationships are not strictly prohibited, they should be avoided where reasonably practicable. Any Company director who has or becomes engaged in such a relationship must promptly bring it to the attention of the General Counsel and to the Board. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.

A conflict of interest may arise if an officer or employee accepts (i) any position as an officer or director of an outside public company, or (ii) any position as an officer or director of board position with a not-for-profit entity. In each case, if there is or may be a potential conflict of interest (e.g., a Company business relationship with the entity or an expectation of financial or other support from the Company), to accept such a position, officers must obtain Company approval from the Board; other employees must obtain such approvals from the President and Chief Executive Officer, who should consult with the Legal Department before making any final determination.

Directors, officers, and employees who have obtained such approvals must promptly notify the appropriate persons specified above in the event of any change in the nature of such business’ concern or entity’s relationship with the Company or if such concern or entity later becomes a competitor of the Company.

Please See Section 7. Waivers and Approvals for details on the waiver and approval process.

5.2. Corporate Opportunities

All employees, officers and directors have a duty to advance the legitimate interests of the Company. Therefore, you may not (i) take for yourself corporate opportunities that are discovered through the use of Company property, information or position, without first offering such opportunities to the Company; (ii) use corporate property, information, or position for personal gain; or (iii) compete with the Company.

Directors and officers must adhere to their fundamental duties of good faith, due care, and loyalty owed to the Company , and to act at all times with the Company’s, its shareholders’ and all stakeholders’ best interests in mind.

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5.3. Fair Dealing

Each director, officer, and employee should deal fairly and in good faith with Theratechnologies’ customers, suppliers, regulators, business partners, and other employees. No director, officer, or employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, and abuse of confidential information or other related conduct.

5.4. Proper Use of Company Assets

The Company’s assets, including facilities, materials, supplies, time, information, intellectual property, software and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of the Company’s assets without the Company’s approval is prohibited.

5.5. Confidential Information

All employees, officers and directors must maintain the confidentiality of sensitive business, technical, or other information entrusted to them by the Company, its customers, suppliers, business partners or collaborators, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers, suppliers, business partners or collaborators if disclosed. Of special sensitivity is financial information, which should be considered confidential under all circumstances, except where Theratechnologies approves disclosure, or when it has been made public in a press release or a report filed with a governmental authority. The obligation to preserve such confidentiality continues even after employment ends. All employees, officers and directors should refer to the Company’s policy titled “Policies and Procedures Related to the Use of Information”.

5.6. Delegation of Authority

Each Company employee may delegate to his or her subordinates the authorities that have been granted to the employee, provided that such delegation is in accordance with any delegation of authority policy of the Company. Compliance obligations, however, are non-delegable, and each employee remains responsible for compliance, regardless of the substantive responsibilities that may be delegated. In addition, each delegation must be reasonable and appropriate considering applicable laws and regulations, Company policies and procedures, and the abilities and position of the subordinate. Each delegation should include reasonable monitoring of the subordinates carrying out delegated authorities.

6.	Special Ethics Guidelines for Employees with Financial Reporting Responsibilities

The Finance Department bears a special responsibility for promoting integrity throughout

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the organization, with responsibilities to Company shareholders. The President and Chief Executive Officer, Head of Finance and Finance Department personnel have special roles both to adhere to these principles themselves and to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of Company financial results and condition, as well as other information that may be required by a governmental authority.

Because of this special role, the President and Chief Executive Officer, Head of Finance and all members of the Company’s Finance Department are bound by the following Financial Officer Code of Ethics.

The President and Chief Executive Officer, Head of Finance and each member of the Finance Department will:

●	act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;
●	comply with laws, rules and regulations of federal, state, provincial and local governments, and appropriate self-regulatory organizations;
●	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;
●	respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose;
●	refrain from using confidential information acquired in the course of employment for personal advantage;
●	proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment;
●	achieve responsible use of and control over all assets and resources employed or entrusted;
●	record or participate in the recording of entries in Company’s books and records that are accurate to the best of his or her knowledge; and
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promptly report to the Chair of the Audit Committee any conduct that he or she believes to be a violation of law or business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. See Schedule “A” hereto for details on reporting such violation.

Violations of this Code, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

It is against Company policy to retaliate against any employee for good faith reporting of violations of this Code (See also Section 8.6 Protection Against Retaliation).

7.	Waivers and Approvals

Requests for a waiver of a provision of, or approval required by, this Code must be

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submitted in writing to the General Counsel for appropriate review. The General Counsel will then forward the request, and consult with, the appropriate executive officer, Board of Directors or committee thereof, as set forth below, who will decide the outcome.

●	Directors – Any waiver of this Code for a Company director may only be granted by the Board of Directors.
●	Executive Officers – Any waiver of this Code for a Company executive officer may only be granted by the Board of Directors or the Audit Committee.
●	Other Officers and Employees – Any waiver of this Code for officers, other than executive officers, or other employees may only be granted by the President and Chief Executive Officer.
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Required Audit Committee Approval – The Audit Committee must review and, if required by applicable law, regulation, rule or listing standard, approve any “related party” transaction as defined in Regulation 61-101 respecting the protection of minority security holders in special transactions and as defined under Item 404(a) of Regulation S-K before it is consummated.

Statements in this Code to the effect that certain actions may be taken only with “Theratechnologies’ approval” will be interpreted to mean that appropriate officers, the Board of Directors, or members of the appropriate Board of Directors committee must give prior written approval before the proposed action may be undertaken.

8. Reporting and Investigation Process

8.1. Reporting

All employees, officers and directors are obligated to immediately report any situation or conduct that might constitute a possible violation of this Code or the law to the General Counsel (or, in connection with complaints or concerns regarding (i) harassment matters, to the Chair of the Board, and (ii) accounting, internal controls or auditing matters, to the Chair of the Audit Committee). Reports may be made anonymously orally through the Compliance Hotline/Helpline or in writing. Failure to report a violation may result in disciplinary action, which may include termination of employment. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

8.2. Contact Information (See Exhibit A)

8.3. Investigation Process

Reports of violations will be investigated promptly under the supervision of the Chair of the Board, the Chair of the Audit Committee or the General Counsel , after consultation with

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the President and Chief Executive Officer, to the extent that he/she is not the subject of the alleged violation, and with the recommendation of the the Board of Directors. All employees, officers and directors are required to cooperate fully in the investigation of reported violations and to provide truthful, complete and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this Code is determined to have occurred. Those supervising the investigation shall be entitled to retain outside assistance to carry out the investigation.

8.4. Disciplinary Action

Depending on the nature of the violation, the offending individual can be subject to corrective action, such as training, or disciplinary action, which may include termination of employment. Failure to follow applicable laws can lead to severe penalties and sanctions against the Company, including large fines, criminal prosecutions, ineligibility to receive reimbursement from government payors, and the exclusion of individuals from participation in government programs. Violators may also be personally liable for prosecution, fines and potentially even imprisonment. In addition, anyone who violates Theratechnologies’ own policies or who interferes with an investigation or provides information in an investigation that the individual knows to be untrue or inaccurate, is subject to disciplinary action, which may include termination of employment.

8.5. Confidentiality

Except as may be required by law or by the requirements of the resulting investigation or corrective action, the person conducting the investigation will not disclose the identity of anyone who reports a suspected violation if confidentiality is requested.

8.6. Protection Against Retaliation

The Company prohibits any form of retaliation against employees who, for lawful purposes, report to the Company any conduct or activity that may violate this Code, any law or regulation applicable to the Company or any other suspected improper, unethical or illegal conduct or activities by anyone at the Company. The Company also prohibits any form of retaliation against employees who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the U.S. SEC (the US Securities and Exchange Commission), or equivalent authority in Canada and other jurisdictions, or who file, cause to be filed, or assist, participate or give testimony in any proceeding relating to an alleged violation of any such law, rule or regulation.

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All Company officers and other managerial employees are responsible for ensuring adherence to this Section 8.6. In addition, each Company officer and managerial employee is responsible for communicating the policy set forth in this Section 8.6 to employees under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to and compliance with this policy. In the event that any Company officer, other managerial employee or manager believes that a violation of this Section 8.6 has occurred or receives a report of a violation, he or she must immediately contact the General Counsel.

If an employee believes that he or she has been retaliated against (including threatened or harassed) in violation of this Code, he or she should report the retaliation to the General Counsel, unless the employee believes that the General Counsel has retaliated, in which event the employee should report the retaliation to the President and Chief Executive Officer, Human Resources and/or the Board of Directors. Once an employee reports retaliation prohibited by this Code, the Company will promptly investigate the matter in accordance with the procedures described above.

Approved by the Board of Directors

Theratechnologies Inc.

March 3, 2022

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Exhibit A

Contact Information for Reporting Compliance Questions or Concerns

Compliance Hotline/Helpline

General Counsel

Compliance Officer

Additionally, anonymous complaints may be submitted to the Compliance Hotline/Helpline or, in writing, to the following address:

Theratechnologies Inc.

2015 Peel Street

Suite 1100

Montreal, Québec, Canada

H3A 1T8

Attention: General Counsel

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Exhibit B

Theratechnologies Code of Business Conduct and Ethics Annual Disclosure Statement

Theratechnologies Code of Business Conduct and Ethics

Initial Certification and Disclosure Statement

I hereby certify that (check which one applies):

☐  I am in compliance with the Theratechnologies Code of Business Conduct and Ethics (the “Code”).

☐  I am not in compliance with the Code, but I have reported my non-compliance to the Chief Compliance Officer or the Compliance Hotline/Helpline.

☐  I am not in compliance with the Code, but I will report my non-compliance immediately to the Chief Compliance Officer or the Compliance Hotline/Helpline.

I hereby disclose that (check all that apply):

☐  I do not know of or suspect any violations of the Code.

☐  I am aware of a suspected violation of the Code, which I have already reported.

☐  I am aware of a suspected violation of the Code that I have not yet reported, but which I intend to report promptly.

Signature:

Print Name:

Date:

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Exhibit C

Theratechnologies Code of Business Conduct and Ethics Annual Certification

I certify that I have read, that I understand, and that I will comply with the Theratechnologies Code of Business Conduct and Ethics.

Signature:

Print Name:

Date:

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